Exhibit 99.1

TZIELDTM (teplizumab-mzwv) approved by FDA as the first and only treatment indicated to delay the onset of Stage 3 type 1 diabetes (T1D) in adult and pediatric patients aged 8 years and older with Stage 2 T1D

-	TZIELD is the first disease-modifying therapy in T1D, a life-threatening autoimmune disease
-	In a clinical trial, in Stage 2 T1D patients, TZIELD delayed the median onset of Stage 3 T1D by 25 months, or approximately 2 years, compared to placebo
-	Stage 3 T1D is associated with significant health risks, including diabetic ketoacidosis, which can be life threatening
-	Patients who progress to Stage 3 T1D eventually require insulin injections for life
-	Investor Conference call at 8:00am ET tomorrow

RED BANK, N.J., November 17, 2022 /PRNewswire/ — Provention Bio, Inc. (Nasdaq: PRVB) (the “Company”), a biopharmaceutical company dedicated to intercepting and preventing immune-mediated diseases, today announced that the United States Food and Drug Administration (FDA) approved the Biologics License Application (BLA) for TZIELD (teplizumab-mzwv), an anti-CD3-directed antibody, for intravenous use, as the first and only immunomodulatory treatment to delay the onset of Stage 3 T1D in adult and pediatric patients aged 8 years and older with stage 2 T1D. The most common adverse reactions (>10%) that occurred during treatment and through 28 days after the last study drug administration from the TN-10 study were lymphopenia (73% TZIELD, 6% Placebo), rash (TZIELD 36%, Placebo 0%), leukopenia (TZIELD 21%, Placebo 0%) and headache (TZIELD 11%, Placebo 6%).

“This is a historic occasion for the T1D community and a paradigm shifting breakthrough for individuals aged 8 years and older with Stage 2 T1D who now have a therapy approved by the FDA to delay the onset of Stage 3 disease. It cannot be emphasized enough how precious a delay in the onset of Stage 3 T1D can be from a patient and family perspective; more time to live without and, when necessary, prepare for the burdens, complications and risks associated with Stage 3 disease” noted Ashleigh Palmer, Co-Founder and CEO of Provention Bio. “We would especially like to acknowledge and thank all the researchers, scientists, developers, and investigators, especially TrialNet and NIDDK; all the clinical trial participants and their families; the FDA and its reviewers; and JDRF and other patient advocacy groups and champions who have, over more than two decades, tirelessly and selflessly contributed to the development and approval of this first and only therapy to address the underlying autoimmunity of T1D, thereby fundamentally changing the course of the disease rather than just treating its symptoms.”

“The progression of T1D can be particularly onerous; patients who progress from Stage 2 to Stage 3 T1D can develop diabetic ketoacidosis, which can be life threatening and is experienced by up to 50% of Stage 3 patients at the time of presentation. The onset of Stage 3 T1D is a life-changing moment - once insulin-producing cells are no longer capable of maintaining normal glycemic control, this irreversible condition can lead to the need, in just one year, for a patient, 1,460 finger sticks to check blood glucose levels, around 1,100 insulin injections, and experiencing an average of 127 episodes of hypoglycemia. These complications can cause stress, fear, and anxiety in patients as they work to manage their T1D diagnosis and provide perspective on the meaning of a delay in the onset of Stage 3 T1D.” notes Dr. Eleanor Ramos, Chief Medical Officer at Provention Bio. “As described in the approved label, TZIELD binds to CD3 (a cell surface antigen present on T lymphocytes) and its mechanism is believed to involve partial agonistic signaling and deactivation of pancreatic beta cell autoreactive T lymphocytes. TZIELD leads to an increase in the proportion of regulatory T cells and exhausted CD8+ T cells in peripheral blood.”

In October 2022 the company announced a co-promotion agreement for the U.S. launch of TZIELD for delay in onset of clinical T1D in at-risk individuals with Sanofi. Olivier Bogillot, Head of U.S. General Medicines, Sanofi, stated, “This approval is a profound and long-awaited victory for the diabetes community. We applaud Provention Bio for its unwavering determination to bring the first ever disease-modifying therapy for T1D to patients. We look forward to leveraging Sanofi’s established infrastructure and expertise in endocrinology to deliver for individuals in need across the U.S.”

Provention Bio has launched COMPASS, a patient support program with a staff of dedicated personnel available to answer questions and help navigate coverage, reimbursement and access for patients that are prescribed TZIELD. Provention Bio offers financial assistance options (e.g. copay assistance) to eligible patients for out-of-pocket costs. Patients are encouraged to speak to their healthcare providers to find out whether TZIELD is appropriate for them, and patients who have been prescribed TZIELD and their healthcare providers can call 1-844-778-2246, Monday through Friday from 8AM-8PM EST or email a COMPASS Navigator at COMPASS@proventionbio.com.

Conference Call and Webcast Information

Provention Bio will discuss this business update via a conference call tomorrow at 8:00 am ET. To access the call, please dial 1-888-347-7861 (domestic) or 1-412-902-4247 (international) ten minutes prior to the start time and ask to be connected to the “Provention Bio Call.” An audio webcast will also be available on the “Events and Webcasts” page of the Investors section of the Company’s website, www.proventionbio.com. An archived webcast will be available on the Company’s website approximately two hours after the conference call.

The Unmet Need in T1D

Over 1.8 million Americans have T1D, an autoimmune disease caused by the destruction of beta cells. Diagnosis of T1D usually occurs in children and young adults, but it can happen at any age after symptoms appear when a person cannot make enough insulin. However, T1D starts in the body long before any symptoms appear and can be detected at this pre-symptomatic stage through a blood test. The psychological impact of T1D is hard to quantify, but a diagnosis is life-altering, and regular monitoring and maintenance can be extremely stressful. T1D typically takes more than a decade off a person’s life, and life expectancy is reduced by 16 years on average for people diagnosed before the age of 10. Insulin therapy and glucose monitoring are currently the standard of care for treating clinical-stage, or Stage 3 T1D, and are necessary to keep T1D patients alive. The constant monitoring and administration of insulin represents a significant life-long burden for patients.

About TZIELD®

TZIELD (teplizumab-mzwv) is a CD3-directed antibody indicated to delay the onset of Stage 3 T1D in adults and pediatric patients aged 8 years and older with Stage 2 T1D. TZIELD injection is supplied as a sterile, preservative-free, clear and colorless solution in a 2 mg/2 mL (1 mg/mL) single-dose vial for intravenous use. TZIELD should be administered by intravenous infusion (over a minimum of 30 minutes) once daily for 14 days. Please see full prescribing information for the dosing schedule.

If a patient needs help paying for TZIELD, Provention Bio’s Patient Assistance Program may be able to help. While co-pay amounts vary based on individual coverage, with the Provention Bio Copay Program, commercially or privately insured individuals enrolled in COMPASS may pay as little as $0 for TZIELD. If a patient qualifies, their COMPASS Navigator can help enroll them into the program so they may be able to lower their out-of-pocket costs. Interested patients and healthcare providers can contact COMPASS for questions about our available assistance programs at COMPASS@proventionbio.com and 1-844-778-2246, Monday through Friday from 8AM-8PM EST.

Important Safety Information about TZIELD®

WARNINGS AND PRECAUTIONS

●	Cytokine Release Syndrome (CRS): CRS occurred in TZIELD-treated patients during the treatment period and through 28 days after the last drug administration. Prior to TZIELD treatment, premedicate with antipyretics, antihistamines and/or antiemetics, and treat similarly if symptoms occur during treatment. If severe CRS develops, consider pausing dosing for 1 day to 2 days and administering the remaining doses to complete the full 14-day course on consecutive days; or discontinue treatment. Monitor liver enzymes during treatment. Discontinue TZIELD treatment in patients who develop elevated alanine aminotransferase or aspartate aminotransferase more than 5 times the upper limit of normal (ULN) or bilirubin more than 3 times ULN.

●	Serious Infections: Use of TZIELD is not recommended in patients with active serious infection or chronic infection other than localized skin infections. Monitor patients for signs and symptoms of infection during and after TZIELD administration. If serious infection develops, treat appropriately, and discontinue TZIELD.

●	Lymphopenia: In clinical trials, lymphopenia occurred in 78% of TZIELD-treated patients. For most patients, lymphocyte levels began to recover after the fifth day of treatment and returned to pretreatment values within two weeks after treatment completion and without dose interruption. Monitor white blood cell counts during the treatment period. If prolonged severe lymphopenia develops (<500 cells per mcL lasting 1 week or longer), discontinue TZIELD.

●	Hypersensitivity Reactions: Acute hypersensitivity reactions including serum sickness, angioedema, urticaria, rash, vomiting and bronchospasm occurred in TZIELD-treated patients. If severe hypersensitivity reactions occur, discontinue TZIELD and treat promptly.

●	Vaccinations: The safety of immunization with live-attenuated (live) vaccines in TZIELD-treated patients has not been studied. TZIELD may interfere with immune response to vaccination and decrease vaccine efficacy. Administer all age-appropriate vaccinations prior to starting TZIELD.

○	Administer live vaccines at least 8 weeks prior to treatment. Live vaccines are not recommended during treatment, or up to 52 weeks after treatment.

○	Administer inactivated (killed) vaccines or mRNA vaccines at least 2 weeks prior to treatment. Inactivated vaccines are not recommended during treatment, or 6 weeks after completion of treatment.

ADVERSE REACTIONS: Most common adverse reactions (>10%) were lymphopenia, rash, leukopenia, and headache.

Call your doctor for medical advice about side effects. You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch, or call 1-800-FDA-1088 or contact Provention Bio at 1-844-778-2246.

USE IN SPECIFIC POPULATIONS

●	Pregnancy: May cause fetal harm.

●	Lactation: A lactating woman may consider pumping and discarding breast milk during and for 20 days after TZIELD administration.

Please see accompanying Prescribing Information.

TN-10 Study

TZIELD was investigated in the TN-10 Study, a pivotal randomized, double-blind, event driven, placebo controlled clinical trial which evaluated TZIELD for the delay of T1D (Stage 3, or clinical T1D) in Stage 2 T1D patients, defined by the presence of two or more T1D-related autoantibodies and dysglycemia. Seventy-six patients (TZIELD N=44, placebo N=32) were enrolled ages 8 to 49, with 72% under the age of 18, and randomized to receive a single 14-day course of either teplizumab or placebo by IV infusion. The primary efficacy endpoint in this study was the time from randomization to development of Stage 3 T1D diagnosis.

In Study TN-10, Stage 3 T1D was diagnosed in 20 (45%) of the TZIELD-treated patients and in 23 (72%) of the placebo-treated patients. A Cox proportional hazards model was used to analyze the time to Stage 3 T1D diagnosis, stratified by age and oral glucose tolerance test status at randomization. The median time from randomization to Stage 3 T1D diagnosis was 50 months in the TZIELD group and 25 months in the placebo group, for a difference of 25 months. With a median follow-up time of 51 months, therapy with TZIELD resulted in a statistically significant delay in the development of Stage 3 T1D, hazard ratio 0.41 (95% CI: 0.22 to 0.78; p=0.0066).

The most common adverse reactions (>10%) that occurred during treatment and through 28 days after the last study drug administration from the TN-10 study were lymphopenia (73% TZIELD, 6% Placebo), rash (TZIELD 36%, Placebo 0%), leukopenia (TZIELD 21%, Placebo 0%) and headache (TZIELD 11%, Placebo 6%).

About Sanofi US Co-Promotion

In October 2022, Provention entered into a co-promotion agreement with Sanofi U.S. for the launch of TZIELD. Under the terms of the agreement, Sanofi will commit commercial resources in the United States, including diabetes field specialists, account directors, field-based reimbursement, and medical science liaisons to expand the number of key healthcare professionals reached in the United States. In exchange, Provention will reimburse field force-related expenses that Sanofi will incur in connection with commercializing teplizumab under the agreement.

Provention retains all rights to TZIELD and maintains responsibility for the commercialization strategy.

About Provention Bio, Inc.

Provention Bio, Inc. (Nasdaq: PRVB) is a biopharmaceutical company focused on advancing the development of investigational therapies that may intercept and prevent debilitating and life-threatening immune-mediated diseases. The Company’s pipeline includes clinical-stage product candidates that have demonstrated in pre-clinical or clinical studies proof-of-mechanism and/or proof-of-concept in autoimmune diseases, including T1D, celiac disease and lupus. Visit www.ProventionBio.com for more information and follow us on Twitter: @ProventionBio.

Internet Posting of Information

Provention Bio, Inc. uses its website, www.proventionbio.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation F.D. Such disclosures will be included on the Company’s website in the “News” section. Accordingly, investors should monitor this portion of the Company’s website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

Forward-Looking Statements

Certain statements in this press release are forward-looking, including but not limited to, statements relating to the unmet need in T1D, the safety and efficacy of and the ability for TZIELD to address the unmet need for its approved indication, plans to bring TZIELD to patients and related commercialization plans with Sanofi. These statements may be identified by the use of forward-looking words such as “may” and “potential,” among others. These forward-looking statements are based on the Company’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, failure to maintain FDA approval for TZIELD; the planned commercial launch in the US for TZIELD may not be successful in part or at all for various reasons including the actual market size and drug supply needed may not be consistent with the company’s expectations and its executed commercial readiness plans; the degree to which TZIELD is accepted by patients and prescribed by physicians; the efficiency of our manufacturing, sales, distribution and specialty pharmacy network in getting TZIELD to the market and future economic, competitive, reimbursement and regulatory conditions that could negatively impact the commercial launch of TZIELD; the post-marketing commitment studies for TZIELD may not yield data consistent with prior results; we may not be able to execute on our business plans including meeting our expected or planned regulatory milestones and timelines, clinical development plans and successfully bringing our product candidates to market, for various reasons, including factors outside of the Company’s control, such as possible limitations of Company financial and other resources, competition, manufacturing limitations that may not be anticipated or resolved for in a timely manner or at all, and regulatory, court or agency decisions, such as decisions by the United States Patent and Trademark Office with respect to patents that cover our product candidates, the potential for noncompliance with FDA regulations; the potential impacts of COVID-19 on our business and financial results; changes in law, regulations, or interpretations and enforcement of regulatory guidance; uncertainties of patent protection and litigation; competition and the risks listed under “Risk Factors” in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2022 and any subsequent filings with the Securities and Exchange Commission. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval, and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Investor Contacts:

Thierry Chauche, Chief Financial Officer

tchauche@proventionbio.com

Brendan Strong

Argot Partners

Proventionbio@argotpartners.com

212-600-1902

Media Contact:

Kaelan Hollon, VP of Communications

khollon@proventionbio.com

202-421-4921

SOURCE Provention Bio, Inc.

Provention Bio and the Provention Bio logo are registered Trademarks of Provention Bio, Inc. TZIELD and Provention Bio COMPASS are trademarks of Provention Bio, Inc.